EXHIBIT 14.1


                              EUGENE SCIENCE, INC.


                           CODE OF ETHICS AND CONDUCT
                      FOR DIRECTORS, OFFICERS AND EMPLOYEES
                                       OF
                              EUGENE SCIENCE, INC.


                                  as adopted by
                            the Board of Directors of
                              EUGENE SCIENCE, Inc.,
                                On April 5, 2006


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                                TABLE OF CONTENTS


I.    PROGRAM OUTLINE........................................................i

II.   LEGAL COMPLIANCE.......................................................4

III.  STANDARDS OF CONDUCT...................................................5

IV.   CONFLICT OF INTEREST...................................................7

V.    CORPORATE OPPORTUNITY - CORPORATE ASSETS...............................8

VI.   ENTERTAINMENT, GIFTS AND PAYMENTS......................................8

VII.  PROTECTING CONFIDENTIAL INFORMATION AND PRIVACY........................9

VIII. SEC AND OTHER PUBLIC DISCLOSURE.......................................10

IX.   IMPROPER INFLUENCE OVER AUDITORS......................................10

X.    INTERNAL CONTROLS AND DISCLOSURE CONTROLS AND PROCEDURES..............11

XI.   IMPROPER INFLUENCE OR PAYMENTS; POLITICAL CONTRIBUTIONS...............12

XII.  RECORD RETENTION AND DESTRUCTION; GOVERNMENT INVESTIGATIONS...........12

XIII. USE OF CORPORATE TELEPHONES, COMPUTERS AND EMAIL - PRIVACY............13

XIV.  EMPLOYMENT-AT-WILL....................................................13

XV    ADDITIONAL POLICIES FOR CHIEF EXECUTIVE OFFICER AND
      SENIOR FINANCIAL OFFICERS.............................................13


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I.    PROGRAM OUTLINE

      A.    INTRODUCTION

            This Code of Ethics and Conduct (the "Code") sets forth specific corporate policies governing the conduct of the business of EUGENE SCIENCE, Inc. (referred to as "Eugene Science," the "Company," "we," "our" or "us") and the ethical standards that each director, officer and employee (collectively, "Employees" or "you" or "your") of the Company should adhere to while acting on behalf of the Company. The Code should also be provided to and followed by the Company's agents and representatives, including consultants. The policies contained in the Code were developed and are intended to be applied in good faith with reasonable business judgment to enable us to achieve our operating and financial goals within the framework of the law and the ethical standards set forth in this Code. We have designed these policies using reasonable business judgment to deter wrongdoing and promote:

      o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

      o Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

      o     Compliance with applicable governmental laws, rules and regulations;

      o The prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

      o     Accountability for adherence to the Code.

            Our reputation for honesty, integrity and fair dealing with our customers, others we do business with, our Employees and the communities we serve is our most important asset. Accordingly, we require that you act in a manner consistent with the letter and intent of this Code and the underlying policies. Conduct which is not in strict compliance with these policies will be viewed as acting outside the scope of your employment or agency and will be subject to disciplinary action, up to and including demotion or dismissal. Failure to comply with the legal requirements referenced in this Code can also subject you and/or the Company to criminal and civil penalties, money damages and regulatory sanctions. Accordingly, each of you is expected to become familiar with these policies and to affirm your agreement to comply with these policies by signing the Compliance Certificate that appears at the end of this Code. You are also expected to oversee compliance with this Code by other Employees under your supervision.

      B.    ADMINISTRATION OF THE CODE

            The Compliance Officer appointed by the Company's Board of Directors (the "Compliance Officer") is responsible for setting the standards contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company's industry as well as the Company's own business practices, and the prevailing ethical standards of the communities in which the Company operates.


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            The Chief Executive Officer (the "CEO") and other members of senior management will also lend their full support to the efforts of the Compliance Officer in this regard as well as lead by example.

            The Company recognizes that rapid changes in its business and its regulatory framework constantly pose new ethical and legal considerations. No set of guidelines, therefore, should be considered the absolute last word under all circumstances. We encourage you to consult with your supervisor, Human Resources, the CEO or other members of senior management or the Compliance Officer if there is any doubt as to the proper course of action under this Code. We are committed to an open and constructive environment in which compliance with this Code and the Company's best interests are paramount. A shared willingness to raise ethical concerns in good faith is essential to such an environment. We are confident each of you shares our sense of determination in this regard.

      C.    REPORTING VIOLATIONS OF THE CODE

            Each Employee of the Company shall conform his or her conduct with the requirements of this Code. Each Employee of the Company is also required to assist the Compliance Officer in monitoring compliance with this Code. Whenever an Employee has information regarding any possible violation of this Code that has taken place, is taking place, or is anticipated to take place, the Employee shall promptly report that information consistent with this Code. Eugene Science will not tolerate any retaliation for any reason against an Employee who has reported a suspected violation or concern in good faith. We will protect the identity of those making reports to the extent possible consistent with applicable law and the need to conduct an adequate review as we investigate.

            Whenever an Employee has information regarding any possible violation or incipient violation of this Code, the Employee should first consider bringing such information to his or her immediate supervisor, Human Resources, or the CEO, as appropriate. Management is responsible for maintaining a workplace environment that encourages and solicits frank and open communication regarding compliance with this Code. However, if an Employee does not feel comfortable bringing such information to management, or if the possible violation of this Code involves the activities of management, the Employee may report the information directly to the Compliance Officer.

            Eugene Science encourages Employees who report information to the management or the Compliance Officer to identify themselves when making such a report in order to facilitate the investigation of the possible violations of this Code by the Compliance Officer or others as appropriate. The Compliance Officer will use every reasonable effort in order to protect the confidentiality of the identities of Employees reporting information to the Compliance Officer consistent with the need to perform an adequate investigation of any reported matter. However, an Employee may also report information directly and confidentially to the Compliance Officer on an anonymous basis, by:

      o Submitting the information to the Compliance Officer by email at ethics@eugenescience.com. Persons desiring to report anonymously via e-mail who want to ensure their anonymity should (i) set up an account with hotmail or another third-party provider, and (ii) inform that third-party provider that the account holder information is confidential and should not be disclosed to anyone. This Policy


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            prohibits anyone from the Company from attempting to determine the owner of such account;

      o Leaving an anonymous message on the Company's Compliance Hotline at _________________. This hotline is administered by an independent third party who has instructions to report any messages directly to the Compliance Officer.

            Each Employee is obligated to fully cooperate with investigations of possible violations of this Code by management or the Compliance Officer. Any Employee who has information relevant to an investigation of possible violations of this Code must not discuss or disclose such information to any person not authorized by the Compliance Officer, except as may be required by law or for the purpose of obtaining legal advice.

      D.    TREATMENT OF REPORTED VIOLATIONS

            All reported possible violations of this Code will be forwarded to Eugene Science's Compliance Officer for recordation in the log as provided below. Upon receipt of a reported possible violation, the Compliance Officer will, when possible, acknowledge receipt of the report to the sender, unless the reported violation has been submitted anonymously.

            Possible violations of the Code will be investigated and reviewed under Compliance Officer direction and oversight, or such other person as the Compliance Officer determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with applicable law and the need to conduct an adequate review.

            Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Compliance Officer to ensure consistent enforcement of the Code. Such action shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code. Except as prohibited by applicable law, appropriate corrective action may include, among other things, written notice of violations, censure, demotion or reassignment, suspension (with or without pay/benefits) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Compliance Officer shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question has been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

            The Compliance Officer will maintain a log of all reported violations, tracking their receipt, investigation and resolution. Copies of reported violations and such log will be maintained in accordance with the Company's document retention policy.

      E.    WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

            No provision of this Code may be waived for a member of the Company's Board of Directors or an executive officer of the Company (including its senior financial or accounting officers), except upon the written approval of the Board of Directors. The provisions of this Code may be waived for persons who are not members of the Company's Board of Directors or an


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executive officer of the Company (including its senior financial or accounting officers) by the Compliance Officer.

      F.    DISSEMINATION; DISTRIBUTION AND CERTIFICATION

            This Code will be posted on our website and notice of this Code will be physically posted at each Company office and facility in the appropriate locations. This Code and any amendments or waivers thereto will also be disseminated by the Company as and to the extent required by the applicable rules of the SEC and NASD.

            At commencement of employment, all Employees will be provided with a copy of this Code and will be required to execute the attached Compliance Certificate.

II.   LEGAL COMPLIANCE

      A. GENERALLY. It is the policy of the Company to fully comply with, and to require its Employees to fully comply with, all U.S., Korean and foreign laws, rules, regulations, orders, directives and judgments of governmental agencies or authorities, courts and administrative bodies (collectively referred to herein as "Law") that are applicable to the business of the Company. Each of you is required to become familiar with and comply with all such Laws that are applicable to the business of the Company and which govern your area of involvement with, and responsibility for, the business of the Company. You are not authorized by the Company to take any action, or to fail to take any action, which would constitute a violation of Law. Whenever you have any question or doubt as to the applicability or interpretation of any particular Law, or how to comply with any particular Law, you should contact the Compliance Officer for advice prior to taking any action. If the Compliance Officer is not sure how to answer your question, he or she will contact the Company's outside legal counsel for guidance.

      It is not practically feasible to describe in this Code all the Laws that are applicable to the business of the Company.

      A survey of some of the more important Laws to which the Company is committed to observing are to:

      o provide accurate, full, fair, timely and understandable disclosure, in all material respects, concerning the Company and its business and financial performance in reports and documents that the Company files with, or submits to, the SEC as well as in other public communications by the Company, in each case in compliance with all applicable federal and state securities laws, Generally Accepted Accounting Principles ("GAAP") and NASD rules;

      o prohibit trading in the Company's securities while in possession of material nonpublic information concerning the Company, or making selective disclosure or tipping of such information;

      o promote a workplace that is free from discrimination or harassment based on race, color, religion, sex, national origin, age or other factors that violate applicable Law;

      o maintain a safe and healthy work environment as required by applicable Law;


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      o     observe fair competition Laws prohibiting restraints of trade and other unfair trade practices;

      o prohibit any illegal payments to any governmental officials or political party representatives of any country; and

      o observe and comply with the Laws regulating the development, manufacture, marketing and sale of dietary supplements, including Laws promulgated by the U.S. and Korean Food and Drug
            Administrations, such as those Laws related to good manufacturing practices.

      In the event that the Company, or any Employee of the Company, has violated any Law applicable to the business of the Company, it is the policy of the Company to give government investigators the full measure of assistance to which they are entitled, consistent with the safeguards which the Law has established for the benefit of persons under investigation. Therefore, if any government investigator or agency contacts an Employee and requests information or access to the Company's books, records or facilities, such Employee shall immediately inform the Company's Compliance Officer of the request.

      The topics discussed in this Code may not cover every situation and are in addition to our other policies and programs.

III.  STANDARDS OF CONDUCT

      Unless affirmatively waived as provided in Article I, Section E above, each Employee shall observe the following standards of conduct:

      o Employees shall exercise honesty, objectivity, and diligence and act ethically in the performance of their duties and responsibilities.

      o Employees shall exhibit loyalty in all matters pertaining to the affairs of the Company. However, Employees shall not knowingly be a party to any Fraud or other illegal or improper activity whether or not it is intended to benefit the Company. The term "Fraud" for purposes of this Code includes, but is not limited to, embezzlement, criminal fraud, taking of property through deceit or artifice, misappropriation and other irregularities including such things as any dishonest act, forgery or alteration of negotiable instruments such as Company checks and drafts, misappropriation of Company or customer assets, conversion to personal use of cash, securities, supplies or any other Company asset, unauthorized handling or reporting of Company transactions, and falsification of Company records or financial statements for personal or other reasons. The above list is not all inclusive but intended to be representative of situations involving Fraud.

      o Employees shall not knowingly engage in acts or activities which are discreditable to the Company's reputation or best interests.

      o Employees shall refrain from entering into any activity that is in conflict with, or would reasonably appear to be in conflict with, the interests of the Company or which would prejudice their ability to exercise independent judgment in carrying out their


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            duties and responsibilities or devote undivided loyalty to the
            Company. Such activities may include, without limitation, investments in suppliers, customers or competing companies (except insubstantial securities investments in publicly traded companies), outside employment which would affect working efficiency, and direct or indirect ownership of property or tangible items which may be sold or leased to the Company. Such conflicts of interest are addressed more fully in Article IV below.

      o Employees shall not accept anything of value from an employee, customer, supplier, or business associate of the Company which would impair, or reasonably appear to impair, their independent judgment or ability to act solely in the best interest of the Company.

      o Employees shall be prudent in the use of information acquired in the course of their duties. They shall not use confidential information for any personal gain nor in any manner which would be contrary to law or detrimental to the best interests of the Company.

      o Employees, when reporting on the results of their work, shall reveal all material facts known to them which, if not revealed, could either distort reports of operations or conceal unlawful practices.

      o The integrity of the Company's accounting and financial records is based on the validity, accuracy and completeness of basic information supporting entries to the Company's books of account.

      o Every accounting or financial entry should reflect exactly that which is described by the supporting information. Employees must not conceal information from the Company's directors, officers and independent auditors.

      o Employees who become aware of a possible omission, falsification or inaccuracy of accounting or financial entries or basic data supporting such entries, shall report such information to their supervisor or the Compliance Officer as described in this Code.

      o All Employees are encouraged to take part in public matters of their individual choice which are consistent with the Company's reputation and best interests. The Company may, to the extent legally permissible, support committees aimed at encouraging political contributions by individuals.

      o In dealing with public officials and private business associates, the Company will utilize only lawful and ethical commercial practices. The Company and its Employees will not seek to influence sales of its products or services (or other events impacting on the Company) by payments of bribes, kickbacks or other questionable inducements. Payments or commitments (whether cast in the form of commissions, payment or fees for goods or services received, or otherwise) made with the understanding or under circumstances that would indicate that all or part thereof is to be paid (directly or indirectly) to a public official or employee to induce that individual to fail to perform his or her duties or to perform them in an incorrect manner.


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      o     While the Company may hire individuals who have knowledge and experience in various technical areas, it is not the Company's intent to employ such persons as a means of unlawfully gaining access to the trade secrets of others. New Employees will not be asked to divulge such trade secrets. Similarly, we require that Employees not make unauthorized disclosure of our trade secrets, either during their employment or thereafter. New employees will also sign the Eugene Science Employee Confidentiality and Invention Assignment Agreement.

IV. CONFLICT OF INTEREST

      A. APPEARANCE OF CONFLICT. No Employee may engage in any activity, make any investment, or have any interest or association, that creates, or reasonably appears to create, a conflict between the personal interests of the Employee and the interests of the Company, or otherwise interferes with the ability of the Employee to devote undivided loyalty to the Company or exercise independent judgment in carrying out the Employee's duties and responsibilities to the Company.

      B. PRIVATE INTERESTS. You must avoid situations where your private interests, or the private interests of members of your family, conflict with the interests of the Company. You should not have any business or financial relationship with customers, suppliers or competitors that could influence, or reasonably appear to influence, you in carrying out your responsibilities and duties to the Company. You should also not acquire any interests or participate in any activities that would deprive the Company of the time or attention required to perform your duties and responsibilities properly, or that would affect your independent judgment or ability to act solely in the Company's best interest. Employees are required to ethically handle actual or apparent conflicts of interest between personal and professional relationships in accordance with this Code.

      C. EXAMPLES. It is not possible to describe in this Code all those activities, investments, or associations, that create, or appear to create, a conflict between the personal interests of an Employee and the interests of the Company, or otherwise interfere with the ability of the Employee to exercise independent judgment in carrying out the Employee's duties and responsibilities to the Company. If there is any possibility that a particular activity, investment, or association could create, or reasonably appear to create, such a conflict of interest, or otherwise interfere with an Employee's independent judgment, the Employee shall consult with the Compliance Officer to assess whether such a conflict of interest, or interference with independent judgment is created thereby. Examples of activities, investments, and associations that may require an Employee to consult with, and obtain the advance approval of the Compliance Officer, include, but are not limited to:

      o Making an investment in any supplier, customer, or competitor of the Company (except for an insubstantial investment in the publicly traded securities of the same);

      o Acceptance by an Employee, or any person with whom the Employee has a familial or close personal relationship, of anything of value, including gifts and entertainment, from any supplier, customer, or other person with whom the Company does business, which would impair, or reasonably appear to impair, his or her independent judgment or ability to act solely in the Company's best interest;

      o Employment, in any capacity, by any supplier, customer, accountant, or competitor of the Company;


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      o     Any employment that would deprive the Company of the time or attention required to perform an Employee's duties and responsibilities properly, or create a distraction that would affect an Employee's independent judgment or ability to act solely in the Company's best interest;

      o Engaging in any significant business transaction involving the Company for personal profit or gain; or

      o Serving as a director, officer, employee or agent of any competitor of the Company.

V. CORPORATE OPPORTUNITY - CORPORATE ASSETS.

      A. CORPORATE OPPORTUNITIES. It shall constitute a violation of this Code, and no Employee may:

            o Use Company property, information or his or her position in the Company for his or her own personal gain or benefit.

            o Use Company property, information or his or her position in the Company to learn of a business opportunity and either take such business opportunity for himself or herself or a member of his or her family, or disclose such business opportunity to any third party, without first having offered the business opportunity to the Board of Directors of the Company with a majority of the independent and disinterested members of the Board of Directors declining to pursue such business opportunity.

            o     Compete with the Company.

      B. USE AND PROTECTION OF CORPORATE ASSETS. It shall constitute a violation of this Code, and no Employee may:

            o Take, use or divert Company property, equipment or services for any purpose other than to advance the business purposes and best interests of the Company, except as authorized by the Compliance Officer or a majority of the independent and disinterested members of the Board of Directors. The unauthorized use or removal of property or equipment belonging to the Company is theft and will be treated as such.

            o Fail to maintain accurate and complete records regarding the disposition of Company property (other than supplies used in connection with the performance of such Employee's duties), including cash.

VI.   ENTERTAINMENT, GIFTS AND PAYMENTS

      The Company considers that, in the interests of avoiding even the appearance of impropriety, Employees may not furnish on behalf of the Company expensive gifts or provide excessive entertainment or benefits to other persons. See also Article III, Article IV (Section C) and Article XI. Employees may not solicit gifts, gratuities, tickets or entertainment from auditors or customers regardless of their value for their own personal use.


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VII. PROTECTING CONFIDENTIAL INFORMATION AND PRIVACY

      A. GENERALLY. During the course of an Employee's employment with the Company, an Employee may obtain certain confidential information of the Company, or the business partners, suppliers and customers of the Company, not generally known to the public. Confidential information includes (1) information marked "Confidential," "Private," "For Internal Use Only," or similar legends, (2) information relating to the Company's intellectual property, including, but not limited to, trade secrets, patents, trademarks, copyrights and the like, (3) technical or scientific information relating to current and future products, services or research, (4) business or marketing plans or financial projections,
(5) earnings and other internal financial data, (6) personnel information, (7) supply and customer lists, (8) other nonpublic information that, if disclosed, might be of use to the Company's competitors, or harmful to the Company or its suppliers, customers or other business partners, and (9) the personal financial or other sensitive private information of customers of the Company (collectively, the "Confidential Information"). In many cases, the Company receives such Confidential Information pursuant to a written agreement that sets forth the rights of the Company and its Employees to use such information, and the duties of the Company and its Employees to protect such information. Improper and unauthorized disclosure of Confidential Information may irreparably harm the Company, its business partners, suppliers or its customers.

      B. PRINCIPLES REGARDING THE USE AND PROTECTION OF CONFIDENTIAL INFORMATION. Employees shall use and protect the Confidential Information of the Company, and its business partners, suppliers and customers consistently with the following principles:

            o Employees shall only use and disclose Confidential Information consistently with Law, any agreements to which the Company is a party, and the best interests of the Company.

            o No Employee shall use or disclose Confidential Information for their own personal gain or the gain of their family members or friends.

            o The Confidential Information of the Company may only be used and disclosed to advance the business interests of the Company.

            o Employees shall disclose Confidential Information to other Employees of the Company only on a need to know basis and shall not disclose Confidential Information to any other person, except as required by Law, or as authorized by your supervisor or appropriate officers of the Company.

            o To avoid inadvertent disclosure of Confidential Information, Employees shall not discuss Confidential Information with or in the presence of any unauthorized persons, including family members and friends.

            o An Employee who leaves the employ of the Company must return all Confidential Information in his or her possession or control to the Company, and shall remain obligated to use and protect the Confidential Information of the Company, and its business partners, suppliers and customers consistently with the principles set forth in this Code.


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VIII. SEC AND OTHER PUBLIC DISCLOSURE

      The Company is dedicated to fully complying with the applicable federal and state securities laws of the United States, including reporting requirements, and to ensuring that information contained in its public communications and its publicly filed financial statements and periodic reports is accurate, complete, fair and understandable, in all material respects.

      The Company's books and records will reflect, in an accurate, complete, fair and timely manner, the transactions and disposition of assets of the Company. All funds and assets will be properly recorded and disclosed. Employees may not use the books and records to mislead those who receive them, or to conceal anything that is improper (e.g., secret funds). Those responsible for the accounting and record-keeping functions must be vigilant in ensuring that the Company's funds or assets are not used for any unlawful or improper purpose. Employees are required to promote accurate, complete, fair, timely, and understandable disclosure, in all material respects, in the periodic reports required to be filed by us and in all public communications.

      Accordingly, the Company is committed to providing an environment which is receptive to receiving and effectively dealing with complaints regarding its accounting, internal accounting controls, or auditing matters and maintaining the confidentiality of Employees who submit such concerns regarding questionable accounting or auditing matters.

      The Compliance Officer maintains an "open door" approach to receive, retain and handle complaints and notification regarding the Company's accounting, internal accounting controls and auditing matters. We encourage the prompt reporting of such complaints or concerns so that rapid and constructive action may be taken. Attention is also directed to Article I (Section C) of the Code entitled "Reporting Violations of the Code." The Company strictly prohibits retaliation against any person who provides a report in good faith under this Code.

IX.   IMPROPER INFLUENCE OVER AUDITORS

      The Company recognizes the importance of preventing improper influence on the conduct of auditors. Accordingly, the Company prohibits any Employee from taking any action, or failing to take any action, to fraudulently influence, coerce, manipulate, or mislead any of our auditors during their review or audit of our financial statements, and related books and records, for the purpose of rendering the financial statements false or materially misleading. Such conduct is prohibited even if it does not succeed in affecting the auditors' review or audit. Improper influence would include, but is not limited to, directly or indirectly:

      o Offering or paying bribes or other financial incentives, including offering future employment or contracts for non-audit services.

      o Providing an auditor with inaccurate or misleading accounting, financial or legal analysis, records or information.

      o Threatening to cancel or canceling existing non-audit or audit engagements if the auditor objects to the proposed accounting.

      o Seeking to have a partner removed from the audit engagement because the partner objects to the proposed accounting.


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      o     Blackmailing.

      o     Making physical threats.

X.    INTERNAL CONTROLS AND DISCLOSURE CONTROLS AND PROCEDURES

      The Company shall maintain disclosure controls and procedures and internal controls for financial reporting which collectively ensure that the information required to be disclosed by the Company in its periodic reports, current reports and proxy statements ("Exchange Act Reports") filed by the Company under the Securities Exchange Act of 1934, as amended (the "Exchange Act") is:

      o Recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms; and

      o Accumulated and communicated to management, including the CEO and Chief Financial Officer ("CFO") to allow timely decisions regarding required disclosure.

      The Company shall maintain a system of internal controls for financial reporting to ensure reliability and adequacy of its books and records and proper recording of all transactions including dispositions of assets. The Company has established guidelines and procedures related to the keeping of books and records that in reasonable detail accurately and fairly reflect the Company's transactions and dispositions of assets. The Company guidelines and procedures are intended to prevent the Company's records from being misleading or concealing anything that is improper.

      Employees must strictly comply with the disclosure controls and procedures and internal controls for financial reporting and must be vigilant in ensuring that the Company's funds or assets are not used for any unlawful or improper purpose. Employees may only enter into transactions which are executed in accordance with the Company's specific authorization or established formalized policies and procedures. Employees must not allow any transaction to be recorded in the accounts of the Company unless it is within the scope of written policies and procedures or is specifically and formally approved by an appropriate and designated Employee. Such approval requires the determination that the transaction:

      o     has been authorized in accordance with Company policy, and

      o is supported by documentary evidence to verify the validity of the transaction.

      All transactions that have been accounted for in accordance with Company policy will be accumulated and processed in a manner which will permit preparation of financial statements, reports and data for purposes of internal, public and regulatory reporting. Such statements, reports and data must be in a form sufficient to reflect accurately and fairly the results of transactions entered into by the Company and to permit proper accountability for assets.

      The implementation and maintenance of disclosure controls and procedures and internal controls for financial reporting that are adequate in all respects to satisfy the requirements of the Company, applicable law and GAAP will be the primary responsibility of the CFO. Compliance with the provisions and requirements of these controls and procedures will be tested and evaluated by the Company's internal audit function. Any failures regarding these controls or procedures should be reported to the Compliance Officer, so that deficiencies may be corrected and assurance of compliance may be maintained.


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


XI.   IMPROPER INFLUENCE OR PAYMENTS; POLITICAL CONTRIBUTIONS

      In dealing with public officials and private business associates, the Company will utilize only ethical commercial practices. Improper influence over regulators, auditors or customers through accepting or giving bribes, kickbacks or other illegal payoffs or inducements is unlawful, unethical and dishonest. Accordingly, the Company prohibits Employees from using such schemes to influence its business activities or legal compliance responsibilities (or other events impacting on the Company).

      The Company strictly prohibits Employees from accepting or taking any kickbacks, bribes and other illegal payments.

      The Code does not prohibit expenditures by Employees for meals and entertainment of suppliers and customers which are ordinary and customary business expenses, if they are otherwise lawful. The lawful expenditures incurred in this way should be properly accounted for in an expense report. Employees may not use Company's funds, goods or services as contributions for political parties, candidates or campaigns, unless previously authorized in writing by the Company.

XII.  RECORD RETENTION AND DESTRUCTION; GOVERNMENT INVESTIGATIONS

      A. GENERALLY. The Company's corporate records are important assets. The Company is required by Law and its business needs to follow certain specific requirements in managing Company records, including certain requirements regarding the retention and destruction of certain records. Records include paper documents, CDs, computer hard disks, e-mail, floppy disks, microfiche, microfilm and all other media, and all other records Employees produce, whether in hard copy or electronic form, and informal records such as desk calendars and personal notes regarding Company matters. The Company and its Employees may be subject to certain civil and criminal penalties for failure to comply with these requirements. From time to time the Company establishes retention or destruction policies and schedules for specific categories of records in order to ensure legal compliance, and also to accomplish other objectives, such as preserving intellectual property and cost management.

      Each Employee must fully comply with any such published records retention or destruction policies and schedules with the important exceptions described below. If an Employee has reason to believe, or the Company informs an Employee (such as through a legal hold described in the next subsection), that Company records are relevant to pending or anticipated litigation or a governmental proceeding or investigation, then the Employee must preserve those records until the Company's legal counsel determines that the records are no longer needed. This exception to any record destruction policy supersedes any previously or subsequently established destruction schedule for those records. If an Employee has reason to believe that the exception to any record destruction policy may apply, or has any question regarding the possible applicability of such exception, the Employee should contact the Company's Compliance Officer for advice.

      B. LEGAL HOLD ON RECORDS. A legal hold suspends all record destruction policies and schedules in order to preserve appropriate records under special circumstances, such as pending or anticipated litigation or government proceedings or investigations. The Company's Compliance


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Officer (in consultation with the Company's outside legal counsel, as appropriate) will determine and identify what types of Company records are required to be placed under a legal hold. Every Company Employee must comply with this policy. The Company's Compliance Officer will notify each Employee if a legal hold is placed on records for which that Employee is responsible. Such Employee must then preserve and protect the necessary records in accordance with instructions from the Company's legal counsel. RECORDS OR SUPPORTING DOCUMENTS THAT HAVE BEEN PLACED UNDER A LEGAL HOLD MUST NOT BE DESTROYED, ALTERED OR MODIFIED UNDER ANY CIRCUMSTANCES. A legal hold remains effective until it is officially released in writing by the Company's legal counsel. If an Employee is unsure whether a record has been placed under a legal hold, the Employee should preserve and protect that document and then contact the Company's Compliance Officer for advice.

XIII. USE OF CORPORATE TELEPHONES, COMPUTERS AND EMAIL - PRIVACY

      The Company furnishes Employees with the equipment, including computers and telephones, necessary to efficiently and effectively perform their jobs. All such equipment remains the sole and exclusive property of the Company. Employees must care for that equipment and use it responsibly and primarily for Company business purposes in a legal, ethical and appropriate manner. If Company equipment is used at your home or off site, Employees must take precautions to protect it from theft or damage. Employees must immediately return all such equipment to the Company upon cessation of employment. Employees or other persons using Company equipment should not maintain any expectation of privacy with respect to information transmitted over, received by or stored in any electronic communications device owned, leased or operated in whole or in part by or on behalf of the Company. To the maximum extent permitted by applicable Law, the Company retains the right to gain access to any information received by, transmitted by or stored in any such electronic communications device, by and through its Employees or other persons, at any time, either with or without the Employee's or third party's knowledge, consent or approval, and all such information is the property of the Company.

XIV.  EMPLOYMENT-AT-WILL

      Unless there is a specific and personal written employment agreement between the Company, signed by an authorized officer of the Company and the Employee, the Employee is free to leave the employment of the Company and the Company may terminate the employment of the Employee at any time for any or no reason. The Company's policy is to be an employment-at-will employer. Nothing contained in this Code or in other publications of the Company is intended by the Company to be, nor shall it be construed as, an employment agreement or contract of employment. As some states have laws governing the employment-at-will relationship, contacting the Human Resources department prior to discharging any Employee can help ensure the legality of these involuntary separations.

XV.   ADDITIONAL POLICIES FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL
      OFFICERS

      In addition to the terms and conditions of this Code, the Company's CEO, CFO and other senior financial and accounting personnel are expressly subject to the following additional specific policies regarding financial accounting, reporting, disclosures and internal controls:


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


      o The CEO, CFO and each of the other senior financial and accounting personnel are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the CEO, CFO and each of the other senior financial and accounting personnel promptly to bring to the attention of the Compliance Officer any material information of which he or she may become aware that affects the disclosures made by the Company in the public filings or otherwise assist the Compliance Officer in fulfilling its responsibilities.

      o The CEO, CFO and each of the other senior financial and accounting personnel shall promptly bring to the attention of the Compliance Officer any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

      o The CEO, CFO and each of the other senior financial and accounting personnel shall promptly bring to the attention of the Compliance Officer any information he or she may have concerning any violation of this Code, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

      o The CEO, CFO and each of the other senior financial and accounting personnel shall promptly bring to the attention of the Compliance Officer any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code.


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                                Table of Contents

                                                                            Page

                              EUGENE SCIENCE, INC.



                           CODE OF ETHICS AND CONDUCT
                             COMPLIANCE CERTIFICATE


      I have read and understand the Company's Code of Business Ethics and Conduct (the "Code"). I will adhere in all respects to the ethics and standards of conduct described in the Code. I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

      I certify to the Company that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.



Date:
      ------------------------      -----------------------------------------
                                    Name:
                                    Title/Position:


Check one of the following:

|_| A Statement of Exceptions is attached.

|_| No Statement of Exceptions is attached.


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